Leap Reports First Quarter Results

~ Company Delivers Solid Operating and Financial Performance

~- Company Gains 258,000 Net Customer Additions During First Quarter

- ARPU Increases $3.24 Year Over Year

- Adjusted OIBDA Increases 16% Year Over Year

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com

SAN DIEGO, April 25, 2012 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported operational and financial results for the quarter ended March 31, 2012. Service revenues for the first quarter of 2012 increased 14.1 percent over the prior year quarter to $774.0 million. The Company reported $130.5 million of adjusted operating income before depreciation and amortization (OIBDA) for the first quarter, a 16.0 percent increase over the first quarter of 2011. First quarter 2012 operating loss was $15.8 million compared to an operating loss of $18.1 million for the first quarter of 2011.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company gained approximately 860,000 gross customer additions in the first quarter of 2012. The Company reported approximately 258,000 net customer additions for the quarter, comprised of approximately 257,000 voice customer additions and 1,000 broadband customer additions. Customer churn for the first quarter was 3.3 percent, an improvement from 3.9 percent for the fourth quarter of 2011 and up from 3.1 percent for the first quarter of 2011.

"Our financial and operational results demonstrate the strength of our business and confirm that our strategy continues to deliver, even in the face of a challenging economic and competitive environment," said Doug Hutcheson, Leap's president and chief executive officer. "Net customer additions were solid, reflecting increased gross customer additions year over year, offset by slightly higher voice churn as well as lower year-over-year broadband gross additions due to the Company's focus on higher-value voice service plans. We also experienced attractive year-over-year adjusted OIBDA improvement, reflecting service revenue growth and continued focus on cost-management, partially offset by device subsidy costs and investment in our national retail expansion. Given the measures we are planning for the balance of the year, including expanded distribution, improved device quality and selection, differentiated products like Muve Music, service plan enhancements and customer experience initiatives, we believe the Company is well positioned to move successfully through today's challenging environment, and the volatility taking place in the wireless industry has not changed our positive long-term view."

Financial Results and Operating Metrics (1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended March 31,

	2012	2011	Change
Service revenues	$774.0	$678.4	14.1%
Total revenues	$825.6	$779.9	5.9%
Operating loss	$(15.8)	$(18.1)	12.7%
Adjusted OIBDA	$130.5	$112.5	16.0%
Net loss	$(94.3)	$(86.4)	—
Net loss attributable to common stockholders	$(98.4)	$(96.2)	—
Diluted net loss per share attributable to common stockholders	$(1.28)	$(1.26)	—
Gross customer additions(2)	859,547	852,164	0.9%
Net customer additions	258,060	330,574	(21.9)%
End of period customers	6,192,073	5,848,753	5.9%
Weighted-average customers	6,025,427	5,650,349	6.6%
Churn	3.3%	3.1%	—
End of period covered POPS	~95.7	~95.3	—
Average revenue per user (ARPU)	$42.59	$39.35	8.2%
Cash cost per user (CCU)	$24.55	$23.04	6.6%
Cost per gross addition (CPGA)	$228	$192	18.8%
Cash purchases of property and equipment	$146.3	$92.9	57.5%
Unrestricted cash, cash equivalents and short-term investments	$636.7	$393.8	61.7%

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customers and Churn

  End-of-period customers for the first quarter of 2012 were approximately 6,192,000, a 5.9 percent increase from end-of-period customers for the first quarter of 2011.
  Net customer additions for the first quarter of 2012 were approximately 258,000, compared to approximately 331,000 net customer additions for the first quarter of 2011. First quarter 2012 net customer additions were comprised of approximately 257,000 net voice customer additions and 1,000 net broadband customer additions.
    Net voice customer additions reflected approximately 220,000 net customers added inside Cricket's own network footprint and approximately 38,000 net customers added outside of Cricket's network footprint under the Company's wholesale agreement.  Voice customer additions were primarily driven by continued customer acceptance of the Company's smartphones, Muve Music service and all-inclusive service plans, impacted by churn pressure experienced late in the quarter.
    Net broadband customer additions were as expected and reflected the Company's continued focus on higher-value service plans, a reduction in emphasis on broadband sales and marketing efforts, and higher device prices.
  Customer churn for the first quarter of 2012 was 3.3 percent, up from 3.1 percent from the first quarter of 2011.
    Voice customer churn for the first quarter of 2012 was 3.1 percent, an increase from 2.8 percent for the comparable period of the prior year, reflecting competitive and economic pressures experienced late in the quarter.
    Broadband customer churn for the first quarter of 2012 was 6.5 percent, compared to 5.5 percent for the comparable period of the prior year.
  Nearly 62 percent of the Company's new handset sales in the first quarter of 2012 were for smartphones and Muve Music-enabled devices and approximately 13 percent of the Company's customer base upgraded their handsets during the quarter, typically to better devices coupled with higher-ARPU service plans.

Service Revenues and ARPU

  Service revenues for the first quarter increased to $774.0 million, a 14.1 percent increase over the comparable period of the prior year, primarily due to a 6.6 percent increase in weighted-average customers and continued uptake of the Company's higher-ARPU service plans.
  ARPU for the first quarter of 2012 was $42.59, an increase of $3.24 over the comparable period of the prior year.  The year-over-year increase in ARPU primarily reflected increased customer acceptance of the Company's smartphones and Muve Music devices and their accompanying higher-ARPU service plans.

Adjusted OIBDA and Operating Expenses

  Adjusted OIBDA for the first quarter of 2012 was $130.5 million, an increase of 16.0 percent over the comparable period of the prior year.  The year-over-year increase reflected growth in the Company's service revenues and benefits of the Company's cost management initiatives, partially offset by increased product costs associated with roaming and Muve Music services, increased device subsidy expense and continued investment in the Company's national retail expansion.
  First quarter 2012 operating loss was $15.8 million, compared with an operating loss of $18.1 million for the comparable period of the prior year.  The year-over-year improvement in operating loss resulted primarily from the increase in adjusted OIBDA, offset by increased depreciation and amortization expense associated with network and corporate platform upgrades.
  Net loss attributable to common stockholders for the first quarter of 2012 was $98.4 million, or $1.28 per diluted share, compared to a net loss attributable to common stockholders of $96.2 million, or $1.26 per diluted share, for the first quarter of 2011.  The year-over-year change in net loss attributable to common stockholders was primarily due to increased interest expense, partially offset by the improvement in operating loss described above.
  CCU for the first quarter of 2012 increased 6.6 percent over the prior year quarter to $24.55, primarily reflecting higher telecommunications taxes in connection with increased customer adoption of the Company's all-inclusive service plans, increased product costs associated with roaming and Muve Music services and increased device upgrade activity, partially offset by the reduction in certain operating expenses as a result of the Company's continued focus on cost management.
  CPGA for the first quarter of 2012 increased by 18.8 percent over the prior year quarter, reflecting greater promotional activity and increased device subsidy expense.

Capital Expenditures

  Capital expenditures during the first quarter of 2012 were $146.3 million.
  Total capital expenditures for 2012 are expected to be between $600 million and $650 million, primarily to support the ongoing maintenance and development of the Company's network and other business assets, the deployment of next-generation LTE network technology and other capital projects.
  Annual capital expenditures for 2012 to support the ongoing maintenance and development of the Company's network within its current footprint are expected to be in the mid-teens as a percentage of annual in-footprint service revenues.
  The Company currently plans to deploy LTE across approximately two-thirds of its current network footprint over the next two to three years.
    The Company plans to cover up to approximately 25 million POPs with LTE network technology in 2012.
  Aggregate capital expenditures for LTE deployment are expected to be less than $10 per covered POP.
    Approximately half of the estimated capital expenditures for LTE deployment are included in the amounts estimated to be necessary to support the ongoing maintenance and development of the Company's network within its current footprint.
  The actual amount the Company spends to deploy LTE will depend upon multiple factors, including the scope and pace of the Company's deployment activities.

"We are pleased with the performance of our initial LTE launch in Tucson and the progress we're making toward deploying LTE in additional markets," said Bill Ingram, executive vice president, strategy and acting CFO. "We continue to look for opportunities to improve our spectrum position, including the recently announced transaction with T-Mobile that will enable us to enhance our spectrum depth in several markets. In addition, the transaction we announced late last year with Verizon is expected to improve our spectrum position in Chicago and generate net cash proceeds to us of more than $100 million."

Quarterly Highlights

  Appointed Rob Strickland as executive vice president and chief technical officer.
  Selected BrightStar as the Company's exclusive 4PL supply chain services provider.
  Announced the entry into a long-term wholesale 4G LTE agreement with Clearwire.
  Debuted Lionel Richie's new album Tuskegee on Muve Music as part of Cricket's sponsorship of the HSN LIVE concert series on the HSN networks.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-748-2715 (domestic) or 1-212-231-2920 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://earnings.leapwireless.com.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21584792.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, customer activity, future capital expenditures and LTE deployment, pending spectrum transactions, competitiveness and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 21, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of April 25, 2012, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Muve First, Muve Headliners, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)
	March 31, 2012	December 31, 2011
Assets	(Unaudited)
Cash and cash equivalents	$355,918	$345,243
Short-term investments	280,787	405,801
Inventories	99,579	116,957
Deferred charges	57,656	57,979
Other current assets	130,611	134,457
Total current assets	924,551	1,060,437
Property and equipment, net	1,946,739	1,957,374
Wireless licenses	1,601,871	1,788,970
Assets held for sale	392,331	204,256
Goodwill	31,886	31,886
Intangible assets, net	36,680	41,477
Other assets	68,593	68,290
Total assets	$5,002,651	$5,152,690
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$350,610	$460,278
Current maturities of long-term debt	21,911	21,911
Other current liabilities	298,970	256,357
Total current liabilities	671,491	738,546
Long-term debt	3,200,591	3,198,749
Deferred tax liabilities	344,419	333,804
Other long-term liabilities	172,204	172,366
Total liabilities	4,388,705	4,443,465
Redeemable non-controlling interests	99,760	95,910
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,203,276 and 78,924,049 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	8	8
Additional paid-in capital	2,170,639	2,175,436
Accumulated deficit	(1,655,751)	(1,561,417)
Accumulated other comprehensive loss	(710)	(712)
Total stockholders' equity	514,186	613,315
Total liabilities and stockholders' equity	$5,002,651	$5,152,690

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1)
(Unaudited and in thousands, except per share data)
	Three Months Ended March 31,
	2012	2011
Revenues:
Service revenues	$773,998	$678,411
Equipment revenues	51,621	101,503
Total revenues	825,619	779,914
Operating expenses:
Cost of service (exclusive of items shown separately below)	261,311	235,945
Cost of equipment	247,847	229,795
Selling and marketing	95,554	109,852
General and administrative	89,699	95,409
Depreciation and amortization	146,543	126,674
Total operating expenses	840,954	797,675
Loss on sale or disposal of assets	(468)	(349)
Operating loss	(15,803)	(18,110)
Equity in net income of investees, net	193	1,179
Interest income	29	64
Interest expense	(67,042)	(58,819)
Loss before income taxes	(82,623)	(75,686)
Income tax expense	(11,711)	(10,754)
Net loss	(94,334)	(86,440)
Accretion of redeemable non-controlling interests	(4,105)	(9,771)
Net loss attributable to common stockholders	$(98,439)	$(96,211)
Loss per share attributable to common stockholders:
Basic	$(1.28)	$(1.26)
Diluted	$(1.28)	$(1.26)
Shares used in per share calculations:
Basic	77,025	76,374
Diluted	77,025	76,374
Other comprehensive loss:
Net loss	$(94,334)	$(86,440)
Net unrealized holding gains on investments, net of tax	2	9
Comprehensive loss	$(94,332)	$(86,431)

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)
	Three Months Ended March 31,

	2012	2011
Operating activities:
Net cash provided by operating activities	$35,357	$72,000
Investing activities:
Acquisition of a business	—	(850)
Purchases of property and equipment	(146,314)	(92,898)
Change in prepayments for purchases of property and equipment	(1,940)	217
Purchases of wireless licenses and spectrum clearing costs	(976)	(2,294)
Proceeds from sale of wireless licenses and operating assets	855	—
Purchases of investments	(77,149)	(105,521)
Sales and maturities of investments	202,107	61,257
Change in restricted cash	—	(700)
Net cash used in investing activities	(23,417	(140,789)
Financing activities:
Other	(1,265)	(779)
Net cash used in financing activities	(1,265)	(779)
Net increase (decrease) in cash and cash equivalents	10,675	(69,568)
Cash and cash equivalents at beginning of period	345,243	350,790
Cash and cash equivalents at end of period	$355,918	$281,222

Supplementary disclosure of cash flow information:
Cash paid for interest	$(21,372)	$(21,141)
Cash paid for income taxes	$—	$(29)

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and, among other things, the Company has entered into an agreement with Savary Island's other member which establishes a specified purchase price in the event that it exercises its right to sell its membership interest to the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three months ended March 31, 2012 and 2011 (unaudited; in thousands, except percentages):

	Three Months Ended March 31,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$773,998		$678,411		$95,587	14.1%
Equipment revenues	51,621		101,503		(49,882)	(49.1)%
Total revenues	825,619		779,914		45,705	5.9%
Operating expenses:
Cost of service	261,311	33.8%	235,945	34.8%	25,366	10.8%
Cost of equipment	247,847	32.0%	229,795	33.9%	18,052	7.9%
Selling and marketing	95,554	12.3%	109,852	16.2%	(14,298)	(13.0)%
General and administrative	89,699	11.6%	95,409	14.1%	(5,710)	(6.0)%
Depreciation and amortization	146,543	18.9%	126,674	18.7%	19,869	15.7%
Total operating expenses	840,954	108.7%	797,675	117.6%	43,279	5.4%
Loss on sale or disposal of assets	(468)	(0.1)%	(349)	(0.1)%	(119)	34.1%
Operating loss	$(15,803)	(2.0)%	$(18,110)	(2.7)%	$2,307	(12.7)%

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. We currently plan to modify our disconnection policies in mid-2012 to eliminate this subsequent 60-day grace period and to disconnect customers who have not been charged an access fee or "topped-up" their account during the preceding 60 days. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers.

Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. We currently plan to modify our disconnection policies in mid-2012 to eliminate this subsequent 60-day grace period and to disconnect customers who have not been charged an access fee or "topped-up" their account during the preceding 60 days. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or "topped-up" their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended March 31,

	2012	2011
Service revenues	$773,998	$678,411
Less pass-through regulatory fees and telecommunications taxes	(4,137)	(11,459)
Total service revenues used in the calculation of ARPU	$769,861	$666,952
Weighted-average number of customers	6,025,427	5,650,349
ARPU	$42.59	$39.35

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,

	2012	2011
Selling and marketing expense	$95,554	$109,852
Less share-based compensation expense included in selling and marketing expense	(23)	(47)
Plus cost of equipment	247,847	229,795
Less equipment revenue	(51,621)	(101,503)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(96,097)	(74,124)
Total costs used in the calculation of CPGA	$195,660	$163,973
Gross customer additions	859,547	852,164
CPGA	$228	$192

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,

	2012	2011
Cost of service	$261,311	$235,945
Plus general and administrative expense	89,699	95,409
Less share-based compensation expense included in cost of service and general and administrative expense	717	(3,532)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	96,097	74,124
Less pass-through regulatory fees and telecommunications taxes	(4,137)	(11,459)
Total costs used in the calculation of CCU	$443,687	$390,487
Weighted-average number of customers	6,025,427	5,650,349
CCU	$24.55	$23.04

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have  to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating loss, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March 31,

	2012	2011
Operating loss	$(15,803)	$(18,110)
Plus depreciation and amortization	146,543	126,674
OIBDA	$130,740	$108,564
Plus loss on sale or disposal of assets	468	349
Plus share-based compensation expense (benefit)	(694)	3,579
Adjusted OIBDA	$130,514	$112,492

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com, both of Leap